                                                                    EXHIBIT 12.1

MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.
STATEMENT REGARDING COMPUTATION OF RATIOS

                                                  THREE MONTHS ENDED                      YEAR ENDED DECEMBER 31,
                                                ----------------------    -----------------------------------------------------
                                                  2002         2001         2001       2000       1999        1998       1997
                                                ---------    ---------    ---------  ---------  ---------  ---------  ---------
Fixed Charges:
        Interest expensed                       $  34,588    $  30,229    $ 122,376  $ 117,524  $ 100,387  $  50,492  $  10,676
        Capitalized interest                          919        2,005        6,098      8,613     12,540      5,182        442
        Amortized premiums, discounts and
         capitalized expenses related to debt       1,989        1,014        4,030      3,326      2,729      1,624        901
        Preferred distributions                       141          141          565        565        565        650        488

                                                ---------    ---------    ---------  ---------  ---------  ---------  ---------

        Fixed Charges:                          $  37,637    $  33,389    $ 133,069  $ 130,028  $ 116,221  $  57,948  $  12,507
                                                =========    =========    =========  =========  =========  =========  =========

Earnings:
        Income from continuing operations
         before minority interests (1)          $ (10,313)   $  14,961    $ (40,720) $ 114,633  $ 116,231  $  84,119  $  21,290
        Fixed charges                              37,637       33,389      133,069    130,028    116,221     57,948     12,507
        Amortization of capitalized interest          251          183          833        681        466        152         23
                                                ---------    ---------    ---------  ---------  ---------  ---------  ---------
                                                   27,575       48,533       93,182    245,342    232,918    142,219     33,820
Less:
        Capitalized interest                         (919)      (2,005)      (6,098)    (8,613)   (12,540)    (5,182)      (442)
        Preferred distributions                      (141)        (141)        (565)      (565)      (565)      (650)      (488)
                                                ---------    ---------    ---------  ---------  ---------  ---------  ---------
                                                   (1,060)      (2,146)      (6,663)    (9,178)   (13,105)    (5,832)      (930)

Earnings                                        $  26,515    $  46,387    $  86,519  $ 236,164  $ 219,813  $ 136,387  $  32,890
                                                =========    =========    =========  =========  =========  =========  =========


Ratio of Earnings to Fixed Charges                   0.7x         1.4x         0.7x       1.8x       1.9x       2.4x       2.6x


(1) This amount is before minority interests since the minority interests relate to majority-owned subsidiaries that have fixed charges.

MeriStar LP has no equity investees; therefore, income and distributions from equity investees were zero for all periods presented.